Exhibit 10.1

RED FORK RESOURCES, LLC
2458 167th Street
Fairfield, Iowa 52556
641-469-5510
______________________________________________________________________________

February 14, 2018

Petro River Oil Corp.
55 Fifth Avenue, Suite 1702
New York, NY 10003
Attn: Scot Cohen

RE: Purchase and Exchange of Certain Conveyed Assets

Gentlemen:

When fully executed, this letter shall constitute a binding purchase and exchange agreement (“Agreement”) between Petro River Oil Corporation (“Trader 1”) and Red Fork Resources (“Trader 2”) in regard to the subject matter contained herein. Trader 1 owns a 13.75% working interest (“Trader 1 Assets”) in and to an AMI (as that term is defined in that certain Amended and Restated Asset Purchase and Sale and Exploration Agreement between Trader 1 and Compass Global Resources, LLC, et al, dated June 6, 2016, effective March 4, 2019, including exhibits thereto (“APSEA”)) situated in the Mountain View Project in Kern County, California (“MV AMI”). Trader 2 owns the exclusive rights to an 85% working interest (“Trader 2 Assets”) in and to an AMI (as that term is defined in that certain Exploration Agreement dated December 27, 2016, effective January 1, 2017, including exhibits thereto (“EA”)) situated in Kay County, Oklahoma (“KC AMI”). Trader 1 and Trader 2 desire to exchange certain assets in the MV AMI and KC AMI in accordance with the terms set forth in this Agreement. Trader 1 and Trader 2 may sometimes hereinafter be referred to individually as a “Party” and collectively as “Parties”.

The Parties hereby agree as follows:

1.
Assets to be Purchased and Exchanged: Trader 1 shall convey to Trader 2 one-hundred percent (100%) of the Trader 1 Assets, including all rights and liabilities attendant thereto and Trader 2 shall convey to Trader 1 sixty four decimal seven zero percent (64.70%) of the Trader 2 Assets (resulting in in Trader 1 owning a 55% working interest and Trader 2 retaining a 30% working interest in the Trader 2 Assets), including all rights and liabilities attendant thereto.

2.
Assignments: The Trader 1 Assets and Trader 2 Assets shall be conveyed to the respective Parties by a mutually acceptable assignment and bill of sale, which shall include a special warranty of title, defending against the claims of any person claiming by, through or under transferor, but not otherwise. The Parties agree that the Trader 1 Assets shall be conveyed to Mountain View Resources, LLC, an affiliate of Trader 2, instead of Trader 2, and the assignment and bill of sale shall reflect same.

3.
Liens and Encumbrances: Except as otherwise provided for herein, the Trader 1 Assets and Trader 2 Assets shall be conveyed from the respective Parties free and clear of all liens, mortgages, taxes, obligations, claims, suits, and any other encumbrances.

4.
Purchase Price: The purchase and exchange of assets pursuant to this Agreement shall be construed as a simultaneous like-kind exchange within the meaning of Section 1031 of Internal Revenue Code of 1986 as in effect on the date hereof and as may be amended from time to time. For purposes hereof the Parties agree that the Trader 1 Assets and Trader 2 Assets to be conveyed shall be considered to be of equal value.

5.
Closing Date and Effective Date: Unless otherwise agreed by the Parties, the closing of the purchase and exchange shall occur on or before March 1, 2018 (the “Closing Date”). The period between the execution of the Agreement and the Closing Date shall provide the necessary time for the Parties to complete final due-diligence and to obtain all necessary internal approvals, as well as any required third party consents. The effective date of the Agreement shall be January 1, 2018 (the “Effective Date”). On the Closing Date, if a conveying Party has received revenues attributable to production occurring between the Effective Date to the Closing Date on an asset which it has conveyed, the conveying Party shall reimburse the other Party for that amount. Conversely if a conveying Party has made payments for costs incurred attributable to operations occurring between the Effective Date to the Closing Date on an asset which it has conveyed, the other Party shall reimburse the conveying Party for that amount.

6.
Pre-Effective Date and Post-Effective Date Obligations:

All revenues received and all costs, expenses, obligations and liabilities earned or incurred prior to the Effective Date in regard to the Trader 1 Assets conveyed to Trader 2 shall be owned and/or borne by Trader 1, and all revenues received and all costs, expenses, obligations and liabilities earned or incurred after the Effective Date in regard to the Trader 1 Assets conveyed to Trader 2 shall be owned and/or borne by Trader 2. All revenues received and all costs, expenses, obligations and liabilities earned or incurred prior to the Effective Date in regard to the Trader 2 Assets conveyed to Trader 1 shall be owned and/or borne by Trader 2, and all revenues received and all costs, expenses, obligations and liabilities earned or incurred after the Effective Date in regard to the Trader 2 Assets conveyed to Trader 1 shall be owned and/or borne by Trader 1.

7.
ORRI: Trader 1 shall be entitled to and shall reserve from the Trader 1 Assets conveyed to Trader 2 an overriding royalty interest equal to two percent (2%) of 8/8, proportionately reduced to the working interest so conveyed. Trader 2 shall be entitled to and shall reserve from the Trader 2 Assets conveyed to Trader 1 an overriding royalty interest equal to two percent (2%) of 8/8, proportionately reduced to the working interest so conveyed.

8.
Operating and Other Agreements: Trader 1 and Trader 2 shall be bound by the provisions of the Operating Agreements governing the MV AMI and KC AMI, as well as the APSEA, the EA and any other agreements applicable to the respective Trader 1 Assets and Trader 2 Assets.

9.
Due Diligence: Up until the Closing Date, the Parties shall afford, or shall use reasonable commercial efforts to afford, each other and its authorized representatives, upon reasonable notice, at reasonable times, and at the sole cost, risk, and expense of that Party or its representatives, as applicable, the following additional due diligence reviews to the reasonable satisfaction of transferee: (a) confirmation of the marketability of title and the accuracy of all ownership, contract rights and status; (b) review of all contract rights, well and regulatory files, lease agreements, geological, geophysical and engineering data and other contracts applicable to the Trader 1 Assets and Trader 2 Assets, as the case may be; and (c) field inspections and other acts of due diligence appropriate to the transaction as mutually agreed between the Parties.

10.
Cooperation and Exclusivity: The Parties shall cooperate in good faith and proceed expeditiously to consummate the transaction by the Closing Date. After execution of this Agreement and continuing until the Closing Date, neither Party shall directly or indirectly solicit or entertain any other offer to acquire the respective assets, or any portion thereof, or enter into any negotiation or agreement that provides for the sale of the respective assets, or any portion thereof, to any third party.

11.
Access to Data: Each Party agrees to provide reasonable access to the other Party to the public and confidential books and records of the other Party pertaining to the Trader 1 Assets and Trader 2 Assets, as the case may be. All information and data disclosed by either Party pursuant to this Agreement shall be treated as confidential information and not disclosed to third parties without securing the other Party’s prior written consent.

12.
Confidentiality: Except as and to the extent required by applicable laws (including applicable federal and state securities laws) or the rules of any public stock exchange on which the securities of either Party may be listed, neither Party shall, without the prior written consent of the other Party, make any public announcement, comment, statement, or other communication with respect to, or otherwise publicly disclose or permit the public disclosure of the existence of this Agreement or any of its terms; provided, however, that this paragraph 12 shall not apply in the case of any such disclosure by a Party to its shareholders, members, partners, directors, managers, officers, employees, lenders, attorneys, accountants, engineers, or other professional consultants and advisors who have a need to know. If a Party is required by law or applicable stock exchange rule to make any such disclosure, it shall first provide to the other Party the content of the proposed disclosure, the reason that such disclosure is required by law or applicable stock exchange rule, and the time and place that the disclosure shall be made.

13.
Representations and Warranties: Trader 1 and Trader 2 severally represent and warrant to the other Party, as applicable, the following in regard to the respective Trader 1 Assets and Trader 2 Assets being conveyed to the other Party (individually the “Conveyed Assets”), as well as corporate authority to enter into this Agreement:

(a) Subject to the terms of the governing agreements of the Conveyed Assets, the conveying Party owns, or is entitled to own, title to the Conveyed Assets free and clear of all liens mortgages, taxes, obligations, claims suits and any other encumbrances, created by, through or under the conveying Party (excluding the ORRI as provided for in Article 7 herein), but not otherwise, and the conveying Party is not aware of any liens mortgages, taxes, obligations, claims suits and any other encumbrances created by third parties which are not disclosed of record;

(b)The Conveyed Assets have not been declared or alleged to be in default, and the conveying Party is not aware of the existence of any facts which might lead to a claim of default with regard to the Conveyed Assets.

(c)The conveying Party has not received any written notice from, or to the conveying Party’s knowledge there is not any assertion by, any governmental authority or any other Person claiming any violation or repudiation of the Conveyed Assets or any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority with respect to the Conveyed Assets, and the conveying Party is not aware of the existence of any facts which might lead to a claim of any violation with regard to the Conveyed Assets;

(d)
No lawsuit or other legal or administrative proceeding is pending or, to conveying Party’s knowledge, threatened or potential, that affects, or has the potential to affect the Conveyed Assets or the ownership of or operations, if any, thereon;

(e)Except for consents or approvals of governmental authorities customarily obtained after the Closing Date, the Conveyed Assets may be transferred by assignment by the conveying Party without the consent of any person, free of any preferential rights to purchase, rights of first refusal and the like with respect to the Conveyed Assets;

(f)The conveying Party has not executed any contracts, conveyances, assignments, agreements or encumbrances separate from the Conveyed Assets that shall affect the ownership thereof;

(g)Except for the ORRI as provided for in Article 7 herein, the conveying Party has not created, and there are not, any payments out of production;

(h)To the best of its knowledge, the conveying Party has obtained, and maintained in effect, all necessary governmental permits, licenses and other authorizations, if any, with regard to the ownership or operation of the Conveyed Assets, and there are not any material violations in respect of such permits, licenses or other authorizations.

(i)Each conveying Party is duly formed, validly existing and in good standing under the laws of the State of its formation, and is duly qualified to own the Conveyed Assets and hold title thereto;

(j)The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated hereby shall be, at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of conveying Party and the other Party;

(k)This Agreement has been, and on the Closing Date shall be reaffirmed to be, duly executed and delivered on behalf of conveying Party and the other Party and shall constitute the legal, valid and binding obligation of conveying Party and the other Party, enforceable in accordance with their respective terms, except as enforceability may be limited by laws affecting the rights of creditors generally or equitable principles;

(l)The execution and delivery of this Agreement by conveying Party does not, and the consummation of the transactions contemplated by this Agreement and the future delivery of the assignment shall not, (i) violate or be in conflict with, or require the consent of any person or entity under any provision of conveying Party’s governing documents, (ii) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to the conveying Party or (iii) result in the creation of any lien, charge or encumbrance on any of the Conveyed Assets;

(m)No lawsuit or other legal or administrative proceeding is pending or, to the conveying Party’s knowledge, threatened, that affects the conveying Party that would have a material adverse impact on the Conveyed Assets; and

(n)Neither Party has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement that shall be the responsibility of the other Party, and any such obligation or liability that might exist shall be the sole obligation of the Party contracting such fee, and that Party shall indemnify the other Party hereto for any claims by any third party seeking payment.

(o)
Both Parties have copies of the original Operating Agreements, APSEA and EA in their possession.

These representations and warranties are valid as of the date of execution of this Agreement and unless otherwise noted to the contrary by the Party making such representations and warranties, shall be considered reaffirmed as of the Closing Date.

14.
Counterparts: This Agreement may be executed in counterparts each of which shall be deemed to be an original but all of which shall be deemed one and the same document.

15.
Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

16.
Expenses: Other than legal fees, which the Parties agree to share equally, each Party shall pay its own expenses and costs incidental to the negotiation and completion of this Agreement.

17.
Termination: Unless a material issue arises prior to the Closing Date in regard to title or quality of the Conveyed Assets, or either Party is unable to fulfill its promise under any representation or warranty set forth in Article 13 herein, the transaction as provided for herein shall be consummated on the Closing Date. If the transaction is not consummated on the Closing Date for a reason enumerated above, this Agreement shall terminate and neither Party shall have any rights of ownership of the assets intended to be conveyed to it, nor any liability attendant to the assets not conveyed. Notwithstanding the foregoing, if payments have been made by the other Party to a conveying Party, or to third parties, for costs incurred on the Conveyed Assets, in such case these payments shall be immediately reimbursed by the conveying Party to the other Party. The provisions in Articles 12, 15 and 16 shall survive any termination of this Agreement.

If the foregoing letter is fully acceptable to you, please acknowledge your agreement by signing and returning a copy of this Agreement to the undersigned. This Agreement shall become effective when it has been executed by both Parties. The return of executed documents by electronic transmission shall be effective between the Parties.

Sincerely yours,

/s/ Jonathan B. Rudney
Jonathan B. Rudney
Manager

AGREED TO AND ACCEPTED THIS 14 DAY OF FEBRUARY, 2018

PETRO RIVER OIL CORPRATION

By:
/s/ Scot Cohen
Scot Cohen
Executive Chairman